Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports Third Quarter Results

• Delivered third quarter EPS of $0.13 despite the unfavorable impact of hurricanes
• Maintained strong cash position and value-focused capital allocation

Fort Myers, FL - November 21, 2017 - Chico’s FAS, Inc. (NYSE: CHS) (the "Company") today announced its financial results for the fiscal 2017 third quarter ended October 28, 2017.
For the thirteen weeks ended October 28, 2017 (the "third quarter"), the Company reported net income of $16.7 million, or $0.13 per diluted share, compared to net income of $23.6 million, or $0.18 per diluted share, for the thirteen weeks ended October 29, 2016. Results for the third quarter include the unfavorable impact of hurricanes Harvey, Irma and Maria (collectively, the "Hurricanes") of approximately $5.0 million after-tax, or $0.04 per diluted share. Results for the third quarter of 2016 include the unfavorable impact of restructuring and strategic charges and Boston Proper of $2.8 million after-tax, or $0.02 per diluted share.
For the thirty-nine weeks ended October 28, 2017, the Company reported net income of $73.0 million, or $0.57 per diluted share, compared to net income of $77.7 million, or $0.58 per diluted share, for the thirty-nine weeks ended October 29, 2016. Results for the thirty-nine weeks ended October 28, 2017 include the unfavorable impact of the Hurricanes of approximately $5.0 million after-tax, or $0.04 per diluted share. Results for the thirty-nine weeks ended October 29, 2016 include the unfavorable impact of restructuring and strategic charges and Boston Proper of $15.4 million after-tax, or $0.12 per diluted share.
“Results this quarter were in line with our expectations, and we are pleased with the progress on our strategic initiatives to better address customer needs and transform our business," said Shelley Broader, CEO and President. "The Company’s performance shows that we are continuing to benefit from our organizational changes and our operating efficiency initiatives. We remain focused on driving top line growth and are making important improvements across our brands, including the expansion of special sizes, the broadening of omni-channel engagement and the creation of alternative sales channels to fuel growth. I also want to thank our team for their response to the challenges brought by the hurricanes this past quarter and am grateful that those impacted remained safe.”

Net Sales
For the third quarter, net sales were $532.3 million compared to $596.9 million in last year’s third quarter. This decrease of 10.8% primarily reflects a comparable sales decline of 8.2%, driven by lower average dollar sale and a decline in transaction count.
The comparable sales calculation excludes the negative impact of stores closed four or more days.

Comparable Sales

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Chico's	(5.8)%	(5.6)%	(8.3)%	(5.4)%
White House Black Market	(14.1)%	(5.5)%	(11.5)%	(3.5)%
Soma	(1.7)%	0.4%	(1.1)%	0.6%
Total Company	(8.2)%	(4.9)%	(8.4)%	(4.0)%

Gross Margin
For the third quarter, gross margin was $196.7 million, or 37.0% of net sales, compared to $230.3 million, or 38.6% of net sales, in last year’s third quarter. This 160 basis point decrease primarily reflects deleverage of store occupancy costs as a percent of sales and store impairment charges related to the Hurricanes, partially offset by an improvement in merchandise margin.

Selling, General and Administrative Expenses
For the third quarter, selling, general and administrative expenses (“SG&A”) were $171.4 million, or 32.3% of net sales, compared to $188.4 million, or 31.6% of net sales, for last year's third quarter. This decrease of $16.9 million, or 9.0%, primarily reflects the impact of a reduction in employee-related costs and marketing spend.

Income Tax Expense
For the third quarter, the effective tax rate was 32.9% compared to 22.9% for last year's third quarter. The third quarter effective tax rate of 32.9% includes a 430 basis point tax benefit related to income tax credits. The third quarter of 2016 effective tax rate of 22.9% was favorably impacted by the disposition of Boston Proper's stock and the recognition of income tax credits.

Inventories
At the end of the third quarter of 2017, inventories totaled $265.0 million compared to $261.3 million at the end of the third quarter last year. Inventories at the end of the third quarter include a $15.1 million increase compared to the prior year date due to a change in shipping terms with a supplier. Excluding the impact of the change in shipping terms, inventory decreased 4.3%.

Share Repurchase Program
During the third quarter, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 0.6 million shares for $5.0 million, at a weighted average of $8.18 per share. There is $137.9 million remaining for future share repurchases under the program.

Hurricane Impact
In the third quarter, the Company was impacted by the Hurricanes, resulting in reduced operating hours or the temporary closure of more than 300 stores as well as a decline in direct to consumer sales. The business interruption of the Hurricanes had a significant impact on the Company’s operations. The impact to income from operations due to lower net sales, impairment charges and other incremental Hurricane related expenses was approximately $10 million. On an after-tax basis, the Hurricane related impact to net income was $5 million, or $0.04 per diluted share.

Fiscal 2017 4th Quarter Outlook
For the fourth quarter of 2017, the Company expects comparable sales to be down high single-digits. The fiscal 2017 53rd week is not included in the comparable sales calculation. Net sales for the 53rd week are expected to approximate $30 million. The Company anticipates fourth quarter gross margin rate to be approximately flat to up slightly compared to last year. The Company also expects fourth quarter SG&A expenses to decrease compared to last year, largely offset by costs from the 53rd week.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of October 28, 2017, the Company operated 1,474 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader's quotes and in the section entitled "Fiscal 2017 4th Quarter Outlook," relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies, particular strategic initiatives, and organizational redesign; the integration of our new management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the impact associated with our shift to a predominantly FOB shipping structure); new or increased taxes or tariffs; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, including management’s discussion and analysis therein, its filings on Form 10-Q, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$284,560	53.5	$312,203	52.3	$896,904	53.0	$995,067	53.0
White House Black Market	175,265	32.9	210,389	35.2	552,993	32.6	633,420	33.8
Soma	72,462	13.6	74,320	12.5	244,699	14.4	247,134	13.2
Total net sales	532,287	100.0	596,912	100.0	1,694,596	100.0	1,875,621	100.0
Cost of goods sold	335,585	63.0	366,618	61.4	1,051,380	62.0	1,142,182	60.9
Gross margin	196,702	37.0	230,294	38.6	643,216	38.0	733,439	39.1
Selling, general and administrative expenses	171,424	32.3	188,350	31.6	527,605	31.2	583,117	31.1
Restructuring and strategic charges	—	0.0	10,820	1.8	—	0.0	31,027	1.6
Income from operations	25,278	4.7	31,124	5.2	115,611	6.8	119,295	6.4
Interest expense, net	(388)	0.0	(526)	(0.1)	(1,286)	(0.1)	(1,474)	(0.1)
Income before income taxes	24,890	4.7	30,598	5.1	114,325	6.7	117,821	6.3
Income tax provision	8,200	1.6	7,000	1.1	41,300	2.4	40,100	2.2
Net income	$16,690	3.1	$23,598	4.0	$73,025	4.3	$77,721	4.1
Per share data:
Net income per common share-basic	$0.13		$0.18		$0.57		$0.59
Net income per common and common equivalent share–diluted	$0.13		$0.18		$0.57		$0.58
Weighted average common shares outstanding–basic	124,957		128,753		125,550		129,830
Weighted average common and common equivalent shares outstanding–diluted	124,989		128,996		125,591		129,999
Dividends declared per share	$—		$—		$0.2475		$0.2400

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 28, 2017	January 28, 2017	October 29, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$125,646	$142,135	$80,331
Marketable securities, at fair value	60,411	50,370	50,411
Inventories	265,023	232,363	261,341
Prepaid expenses and other current assets	48,876	52,758	68,557
Total Current Assets	499,956	477,626	460,640
Property and Equipment, net	424,961	477,185	495,587
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	16,581	18,479	18,382
Total Other Assets	152,285	154,183	154,086
	$1,077,202	$1,108,994	$1,110,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$135,004	$116,378	$125,532
Current debt	15,000	16,250	10,000
Other current and deferred liabilities	118,495	170,232	148,706
Total Current Liabilities	268,499	302,860	284,238
Noncurrent Liabilities:
Long-term debt	57,335	68,535	74,768
Deferred liabilities	108,000	118,543	122,848
Deferred taxes	7,961	9,883	9,320
Total Noncurrent Liabilities	173,296	196,961	206,936
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,278	1,288	1,301
Additional paid-in capital	463,502	452,756	445,787
Treasury stock, at cost	(411,766)	(386,094)	(366,081)
Retained earnings	582,387	541,251	538,134
Accumulated other comprehensive income (loss)	6	(28)	(2)
Total Shareholders’ Equity	635,407	609,173	619,139
	$1,077,202	$1,108,994	$1,110,313

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Cash Flows From Operating Activities:
Net income	$73,025	$77,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,968	82,585
Loss on disposal and impairment of property and equipment	5,204	6,434
Deferred income taxes	(1,483)	(8,098)
Stock-based compensation expense	14,739	15,483
Deferred rent and lease credits	(14,684)	(14,264)
Changes in assets and liabilities:
Inventories	(32,660)	(27,506)
Prepaid expenses and other current assets	4,506	(6,237)
Income tax receivable	1,050	25,755
Accounts payable	18,758	(3,789)
Accrued and other liabilities	(47,598)	(3,391)
Net cash provided by operating activities	94,825	144,693
Cash Flows From Investing Activities:
Purchases of marketable securities	(29,097)	(43,266)
Proceeds from sale of marketable securities	19,056	43,058
Purchases of property and equipment, net	(27,128)	(35,663)
Net cash used in investing activities	(37,169)	(35,871)
Cash Flows From Financing Activities:
Payments on borrowings	(12,500)	(7,500)
Proceeds from issuance of common stock	2,058	2,363
Dividends paid	(32,021)	(31,936)
Repurchase of common stock	(25,697)	(76,334)
Payments of tax withholdings related to stock-based awards	(6,034)	(4,990)
Net cash used in financing activities	(74,194)	(118,397)
Effects of exchange rate changes on cash and cash equivalents	49	(45)
Net decrease in cash and cash equivalents	(16,489)	(9,620)
Cash and Cash Equivalents, Beginning of period	142,135	89,951
Cash and Cash Equivalents, End of period	$125,646	$80,331

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen weeks and thirty-nine weeks ended October 28, 2017 and October 29, 2016, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of operations (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Numerator
Net income	$16,690	$23,598	$73,025	$77,721
Net income and dividends declared allocated to participating securities	(394)	(502)	(1,683)	(1,677)
Net income available to common shareholders	$16,296	$23,096	$71,342	$76,044

Denominator
Weighted average common shares outstanding – basic	124,957	128,753	125,550	129,830
Dilutive effect of non-participating securities	32	243	41	169
Weighted average common and common equivalent shares outstanding – diluted	124,989	128,996	125,591	129,999

Net income per share:
Basic	$0.13	$0.18	$0.57	$0.59
Diluted	$0.13	$0.18	$0.57	$0.58

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended October 28, 2017
(Unaudited)

	July 29, 2017	New Stores	Closures	October 28, 2017
Store count:
Chico’s frontline boutiques	578	—	(2)	576
Chico’s outlets	117	—	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	415	—	(3)	412
WHBM outlets	70	—	(1)	69
WHBM Canada	6	—	—	6
Soma frontline boutiques	273	—	(2)	271
Soma outlets	19	—	—	19
Total Chico's FAS, Inc.	1,482	—	(8)	1,474

	July 29, 2017	New Stores	Closures	Other changes in SSF	October 28, 2017
Net selling square footage (SSF):
Chico’s frontline boutiques	1,581,628	—	(4,119)	340	1,577,849
Chico’s outlets	294,017	—	—	240	294,257
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	966,759	—	(8,059)	(670)	958,030
WHBM outlets	146,149	—	(1,950)	(281)	143,918
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	517,254	—	(3,880)	174	513,548
Soma outlets	35,637	—	—	(96)	35,541
Total Chico's FAS, Inc.	3,566,030	—	(18,008)	(293)	3,547,729

As of October 28, 2017, the Company also sold merchandise through 94 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended October 28, 2017
(Unaudited)

	January 28, 2017	New Stores	Closures	October 28, 2017
Store count:
Chico’s frontline boutiques	587	—	(11)	576
Chico’s outlets	116	1	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	423	—	(11)	412
WHBM outlets	71	—	(2)	69
WHBM Canada	6	—	—	6
Soma frontline boutiques	275	1	(5)	271
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,501	2	(29)	1,474

	January 28, 2017	New Stores	Closures	Other changes in SSF	October 28, 2017
Net selling square footage (SSF):
Chico’s frontline boutiques	1,606,730	—	(24,718)	(4,163)	1,577,849
Chico’s outlets	291,455	2,337	—	465	294,257
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	984,754	—	(27,268)	544	958,030
WHBM outlets	148,457	—	(4,316)	(223)	143,918
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	519,945	2,189	(9,633)	1,047	513,548
Soma outlets	35,637	—	—	(96)	35,541
Total Chico’s FAS, Inc.	3,611,564	4,526	(65,935)	(2,426)	3,547,729

As of October 28, 2017, the Company also sold merchandise through 94 international franchise locations.